Exhibit 99.1

GWG Holdings Reports Results for Second Quarter Ended June 30, 2018

Completes Initial Closing with The Beneficient Company Group

Receives $50 Million Investment

Declares Special Cash Dividend of $4.30 per Common Share

MINNEAPOLIS, MN – August 14, 2018 – GWG Holdings, Inc. (Nasdaq: GWGH), a financial services company transforming the life insurance industry through disruptive and innovative products and services, today announced its financial and operating results for the second quarter ended June 30, 2018 and other material developments

Strategic Transaction with The Beneficient Company Group, L.P and Declaration of Special Dividend

On August 10, 2018, GWGH (the Company) completed the initial closing of its $695 million strategic transaction with The Beneficient Company Group (BEN). As part of the initial transfer, the Company received a $50 million investment in an issuance of a GWGH Series B Preferred Stock that will convert into common stock at $10.00 per share at the final closing. On August 14, 2018, the Company issued a press release and filed a form 8-K with the Securities and Exchange Commission (SEC) describing the transaction in greater detail. Both documents can be found the SEC’s website (www.sec.gov) and on the Company’s website (http://investors.gwgh.com).

Concurrent with the investment in the Series B Preferred Stock, the Company’s Board of Directors declared a special dividend of $4.30 per share of common stock (approximately $25 million) payable in cash on September 5, 2018 to shareholders of record on August 27, 2018. In addition, the Company’s Board of Directors earmarked the remaining $25 million of the Preferred Stock investment to be used for the benefit of its insurtech initiative involving the commercialization of epigenetic technology for the life insurance industry.

Financial & Operating Highlights for the Quarter

●	Reported record total revenue of $24 million, more than double the same period one year ago.
●	Realized $28 million in policy benefits from its portfolio of life insurance, the second highest quarter in Company history. The six-month total of $42 million is a record for any two consecutive quarters.
●	Reported the seventh consecutive quarter that benefits realized exceeded premiums paid on a trailing twelve month basis.
●	Reported a total portfolio of $1.85 billion in policy benefits at quarter end, representing a year-over-year growth rate of 21 percent. The portfolio is comprised of over 1,000 policies for the first time in the Company’s history.

“In the second quarter, we continued to move aggressively on all fronts to execute on our stated mission of transforming the life insurance industry through innovative and disruptive products and services,” said Jon Sabes, the Company’s Chairman and Chief Executive Officer. “Our secondary market business enjoyed near-record cash flows from our portfolio of life insurance assets, our revamped D-100 strategy that seeks to work with insurance agents to acquire policies directly is showing early signs of traction, and our insurtech initiative is gathering focus and momentum. Finally, the initial close of our strategic transaction with BEN is allowing us to provide a significant return in the form of a special dividend to our common shareholders who have patiently supported us while we execute against our stated strategy, and allows the Company to realize the significant financial and strategic benefits envisioned by the transaction.”

1.	Financial & Operating Highlights

($ Thousands except per share information)	Q2 2018	Q2 2017
Revenue	$24,315	$11,668
Expenses	24,372	21,079
Per Share Data[1]:
Net Income (Loss)[2]	(0.76)	(1.34)
Adjusted Non-GAAP Net Income[3,4]	1.76	0.88
Capital Raised	74,909	66,178
Liquidity[5]	158,131	105,423
Life Insurance Portfolio[6]	1,849,079	1,525,363
Life Insurance Acquired[6]	118,308	88,740
Life Insurance Realized[6]	27,623	10,935
TTM Benefits / Premiums[7]	142.8%	108.5%

(1)	Attributable to common shareholders
(2)	Per basic and fully diluted share outstanding
(3)	Per fully diluted share outstanding
(4)	See Non-GAAP Financial Measures below
(5)	Includes cash, restricted cash and policy benefits receivable as of June 30, 2018 and 2017
(6)	Face amount of policy benefits
(7)	The ratio of policy benefits realized to premiums paid on a trailing twelve month basis

●	Total revenue for the second quarter ended June 30, 2018 was $24.3 million, compared to $11.7 million in the second quarter of 2017 principally due to the following factors:
o	Higher net gain realized on life insurance policy benefits of $12.9 million (on maturities of $27.6 million) in the quarter as compared to net gain realized of $4.2 million (on maturities of $10.9 million) in the second quarter of 2017.
o	A charge of $0.1 million related to the fair value impact of updating life expectancy estimates on certain policies in our portfolio as compared to a charge of $6.7 million in the second quarter of 2017.
o	Lower unrealized gain from policy acquisitions of $5.8 million versus $8.0 million in the second quarter of 2017, reflecting a continued high level of competition in the broker market, although margins have begun to stabilize in the third quarter.
o	A charge of $4.3 million due to increases in the cost of insurance charges (premiums) relating to 24 policies representing $68.8 million in face value of benefits as compared to no such adjustment in the second quarter of 2017.

●	Total expenses for the second quarter of 2018 were $24.4 million, compared to $21.1 million in the second quarter of 2017. The increase was due to the following factors:
o	Increased interest expense of $4.9 million due to increase in average debt outstanding and interest rates on our senior credit facility.
o	Decreased compensation expense of $0.5 million.
o	General and administrative expenses (total expense excluding interest and fees) were lower by $1.6 million or 18 percent versus the second quarter of 2017.

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2.	Life Insurance Portfolio Statistics

Portfolio Summary:

Total portfolio face value of policy benefits	$1,849,079,000
Average face value per policy	$1,831,000
Average face value per insured life	$2,052,000
Average age of insured (yrs.)*	81.9
Average life expectancy estimate (yrs.)*	6.8
Total number of policies	1,010
Number of unique lives	901
Demographics	76% Males; 24% Females
Number of smokers	41
Largest policy as % of total portfolio face value	0.72%
Average policy as % of total portfolio	0.10%
Average annual premium as % of face value	3.11%

*	Averages presented in the table are weighted averages.

Distribution of Policies and Policy Benefits by Current Age of Insured:

					Percentage of Total
Min Age	Max Age	Number of Policies	Policy Benefits	Wtd. Avg. LE (yrs.)	Number of Policies	Policy Benefits
95	100	12	$16,954,000	1.4	1.2%	0.9%
90	94	111	209,514,000	2.8	11.0%	11.3%
85	89	213	446,986,000	4.7	21.1%	24.2%
80	84	213	453,283,000	6.5	21.1%	24.5%
75	79	205	368,928,000	8.9	20.3%	20.0%
70	74	180	263,198,000	10.6	17.8%	14.2%
60	69	76	90,216,000	10.1	7.5%	4.9%
Total		1,010	$1,849,079,000	6.8	100.0%	100.0%

3.	Life Insurance Policy Origination

Life Insurance Portfolio Activity:

	Three Months Ended
	June 30, 2018	June 30, 2017

Total policy benefits purchased	$118,308,000	$88,740,000
Total life insurance policies purchased	85	49
Average policy benefit purchased	$1,392,000	$1,811,000
Direct policy benefits purchased	$8,038,000	$17,639,000
Direct insurance policies purchased	11	10

●	Life insurance policy purchases were 33 percent higher by face amount and 73 percent higher by number of policies as compared to the year-ago quarter reflecting more aggressive pricing and better pipeline management by the Company.

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●	Margins were lower versus the year-ago period reflecting continued, and expected, competition in the secondary market. Although margins have begun to stabilize early in the third quarter, the Company expects continued price competition until we find success with our D-100 strategy.
●	Direct policy purchases were significantly lower than the year ago period reflecting the ongoing restructuring of the D-100 initiative. During the quarter, the company experienced a marked increase in the number and face amount of direct policies submitted for evaluation and these direct policy submissions came from a record number of direct sources.

4.	Insurtech Initiative

●	Launched YouSurance (www.yousurance.com), a digital managing general agency (MGA) dedicated to bringing the step-change technology of epigenetics to life insurance underwriting. The launch of YouSurance is the culmination of 18 months of research applying the DNA methylation technology the Company’s exclusively licensed from the University of California, Los Angeles. YouSurance is the first company in the life insurance industry to apply the advanced molecular underwriting technology of epigenetics to life insurance underwriting.
●	The Company’s insurtech subsidiary, Life Epigenetics, announced the formation of an advisory board of experts in machine learning, artificial intelligence, epidemiology, aging, insurance regulation, and actuarial underwriting.
●	Life Epigenetics science was recognized in an article and video published by the Chief Medical Director of one of the largest global life and health reinsurance companies, Reinsurance Group of America, Inc. (https://www.rgare.com/knowledge-center/media/videos/be-kind-to-your-genes-an-insurance-perspective-on-the-fast-growing-field-of-epigenetics) further validating the efficacy of epigenetics in mortality underwriting.

“Our insurtech initiative is gathering focus and momentum which will become more apparent in months to come,” Sabes said. “YouSurance will be our platform through which we bring the step-change technology of epigenetic underwriting to the life insurance industry. We know what we need to do, and with the investment we received as part of the initial closing of strategic transaction with BEN, our Board has signaled that there is little doubt of our willingness, or ability, to achieve our intended goals.”

5.	Additional Information

A)	Gain on Life Insurance Policies:

	Three Months Ended
	June 30, 2018	June 30, 2017
Change in estimated probabilistic cash flows	$17,409,000	$13,431,000
Unrealized gain on acquisitions	5,795,000	8,044,000
Premiums and other fees paid	(12,708,000)	(11,859,000)
Change in discount rates	-	4,143,000
Change in life expectancy evaluation	(95,000)	(6,662,000)
Face value of matured policies	27,623,000	10,935,000
Fair value of matured policies	(14,684,000)	(6,736,000)
Gain on life insurance policies, net	$23,340,000	$11,296,000

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B)	Policy Benefits Realized and Premiums Paid (TTM):

Quarter End Date	Portfolio Face Amount ($)	12-Month Trailing Benefits Realized ($)	12-Month Trailing Premiums Paid ($)	12-Month Trailing Benefits/Premium Coverage Ratio
March 31, 2015	754,942,000	46,675,000	23,786,000	196.2%
June 30, 2015	806,274,000	47,125,000	24,348,000	193.5%
September 30, 2015	878,882,000	44,482,000	25,313,000	175.7%
December 31, 2015	944,844,000	31,232,000	26,650,000	117.2%
March 31, 2016	1,027,821,000	21,845,000	28,771,000	75.9%
June 30, 2016	1,154,798,000	30,924,000	31,891,000	97.0%
September 30, 2016	1,272,078,000	35,867,000	37,055,000	96.8%
December 31, 2016	1,361,675,000	48,452,000	40,239,000	120.4%
March 31, 2017	1,447,558,000	48,189,000	42,753,000	112.7%
June 30, 2017	1,525,363,000	49,295,000	45,414,000	108.5%
September 30, 2017	1,622,627,000	53,742,000	46,559,000	115.4%
December 31, 2017	1,676,148,000	64,719,000	52,263,000	123.8%
March 31, 2018	1,758,066,000	60,248,000	53,169,000	113.3%
June 30, 2018	1,849,079,000	76,936,000	53,886,000	142.8%

Webcast Details

Management will host a webcast/conference call on Wednesday, August 15 at 4:15 pm Eastern Time to discuss the Company's financial and operating results. The webcast will be on a listen-only mode that will give viewers access to PowerPoint slides that illustrate points made during the webcast. The webcast and conference call can be accessed at http://get.gwgh.com/q22018webcastinvite.

Once the webcast is completed, a replay will be available at http://get.gwgh.com/q22018webcast.

About GWG Holdings, Inc.

GWG Holdings, Inc. (Nasdaq: GWGH), the parent company of GWG Life and Life Epigenetics, is a financial services company transforming the life insurance industry through disruptive and innovative products and services. The Company has developed a new suite of options for the life insurance secondary market called LifeCare Xchange (LCX). This new capability provides seniors with the exchange value of their life insurance policies they can apply to long-term care and other post-retirement needs. Life Epigenetics seeks to transform the industry by applying proprietary M-Panel epigenetic technology to improve on traditional life insurance underwriting practices. Since 2006, the Company has provided seniors over $525 million in value for their life insurance and owns a portfolio of $1.85 billion in face value of policy benefits as of June 30, 2018.

For more information about GWG Holdings, email info@gwgh.com or visit www.gwgh.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "would," "target" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about our estimates regarding future revenue and financial performance. The Company may not actually achieve the expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the expectations disclosed in the forward-looking statements the Company makes. More information about potential factors that could affect our business and financial results is contained in our filings with the Securities and Exchange Commission. Additional information will also be set forth in our future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that the Company makes with the Securities and Exchange Commission. The Company does not intend, and undertakes no duty, to release publicly any updates or revisions to any forward-looking statements contained herein.

Media Contact:

Dan Callahan

Director of Communication

GWG Holdings, Inc.

(612) 746-1935

dcallahan@gwgh.com

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GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2018	December 31, 2017
	(unaudited)
A S S E T S
Cash and cash equivalents	$124,444,804	$114,421,491
Restricted cash	6,651,309	28,349,685
Investment in life insurance policies, at fair value	726,063,244	650,527,353
Life insurance policy benefits receivable	27,035,000	16,658,761
Other assets	10,841,567	8,898,884
TOTAL ASSETS	$895,035,924	$818,856,174

L I A B I L I T I E S & S T O C K H O L D E R S’ E Q U I T Y
LIABILITIES
Senior credit facility with LNV Corporation	$180,630,553	$212,238,192
L Bonds	518,788,942	447,393,568
Accounts payable	2,626,283	6,394,439
Interest and dividends payable	16,936,725	15,427,509
Other accrued expenses	4,031,070	3,730,723
TOTAL LIABILITIES	723,013,573	685,184,431

STOCKHOLDERS’ EQUITY

REDEEMABLE PREFERRED STOCK
(par value $0.001; shares authorized 100,000; shares outstanding 98,095 and 98,611; liquidation preference of $98,667,000 and $99,186,000 as of June 30, 2018 and December 31, 2017, respectively)	88,997,278	92,840,243
SERIES 2 REDEEMABLE PREFERRED STOCK
(par value $0.001; shares authorized 150,000; shares outstanding 148,705 and 88,709; liquidation preference of $149,573,000 and $89,208,000 as of June 30, 2018 and December 31, 2017, respectively)	131,704,423	80,275,204
COMMON STOCK
(par value $0.001: shares authorized 210,000,000; shares issued and outstanding 5,813,555 as of both June 30, 2018 and December 31, 2017)	5,813	5,813
Additional paid-in capital	-	-
Accumulated deficit	(48,685,163)	(39,449,517)
TOTAL STOCKHOLDERS’ EQUITY	172,022,351	133,671,743

TOTAL LIABILITIES & EQUITY	$895,035,924	$818,856,174

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GWG HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
REVENUE
Gain on life insurance policies, net	$23,339,750	$11,296,266	$37,208,495	$30,696,086
Interest and other income	975,198	371,320	1,648,125	1,059,845
TOTAL REVENUE	24,314,948	11,667,586	38,856,620	31,755,931

EXPENSES
Interest expense	17,147,850	12,246,025	33,211,187	25,490,241
Employee compensation and benefits	3,235,699	3,741,299	6,978,368	6,904,360
Legal and professional fees	1,155,728	1,330,589	2,329,357	2,276,937
Other expenses	2,832,777	3,761,098	5,573,354	6,541,420
TOTAL EXPENSES	24,372,054	21,079,011	48,092,266	41,212,958

INCOME (LOSS) BEFORE INCOME TAXES	(57,106)	(9,411,425)	(9,235,646)	(9,457,027)
INCOME TAX EXPENSE (BENEFIT)	-	(3,717,174)	-	(3,717,674)

NET INCOME (LOSS)	(57,106)	(5,694,251)	(9,235,646)	(5,739,353)

Preferred stock dividends	4,338,487	2,031,097	8,042,971	3,898,857
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(4,395,593)	$(7,725,348)	$(17,278,617)	$(9,638,210)
NET INCOME (LOSS) PER SHARE
Basic	$(0.76)	$(1.34)	$(2.97)	$(1.69)
Diluted	$(0.76)	$(1.34)	$(2.97)	$(1.69)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	5,813,555	5,777,724	5,813,555	5,710,909
Diluted	5,813,555	5,777,724	5,813,555	5,710,909

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Non-GAAP Financial Measures

Non-GAAP financial measures disclosed by our management are provided as additional information to investors in order to provide an alternative method for assessing our financial condition and operating results. These non-GAAP financial measures are not in accordance with GAAP and may be different from non-GAAP measures used by other companies, including other companies within our industry. This presentation of non-GAAP financial information should not be considered in isolation or as a substitute for comparable amounts prepared in accordance with GAAP. See our condensed consolidated financial statements and our financial statements contained herein.

We use non-GAAP financial measures for management’s assessment of our financial condition and operating results without regard to GAAP fair value standards. The application of current GAAP fair value standards, especially during a period of significant growth of our portfolio and our Company may result in current period GAAP financial results that may not be reflective of our long-term earnings potential. Management believes our non-GAAP financial measures provide investors an alternative view of the long-term earnings potential without regard to the volatility in GAAP financial results that can, and does, occur during this stage of our portfolio and company growth.

Therefore, in contrast to a GAAP fair valuation, we seek to measure the accrual of the actuarial gain occurring within the portfolio of life insurance policies at our expected internal rate of return (exclusive of future interest costs) based on statistical mortality probabilities for the insureds (using primarily the insured’s age, sex, health and smoking status). The expected internal rate of return tracks actuarial gain occurring within the policies according to a mortality table as the insureds’ age increases. By comparing the actuarial gain accruing within our portfolio of life insurance policies against our adjusted operating costs during the same period, we can estimate the overall financial performance of our business without regard to fair value volatility. We use this information to balance our life insurance policy purchasing and manage our capital structure, including the issuance of debt and utilization of our other sources of capital, and to monitor our compliance with borrowing covenants. We believe that these non-GAAP financial measures provide information that is useful for investors to understand period-over-period operating results separate and apart from fair value items that can have a disproportionately positive or negative impact on GAAP results in any particular reporting period.

Adjusted Non-GAAP Net Income. We calculate our adjusted non-GAAP net income by recognizing the actuarial gain accruing within our life insurance portfolio at the Expected IRR against our adjusted cost basis without regard to fair value. We net this actuarial gain against its adjusted costs during the same period to calculate our net income on an adjusted non-GAAP basis.

	Three Months Ended June 30,
	2018	2017
GAAP net loss attributable to common shareholders	$(4,396,000)	$(7,725,000)
Unrealized fair value gain (1)	(14,573,000)	(15,235,000)
Adjusted cost basis increase (2)	27,453,000	22,739,000
Accrual of unrealized actuarial gain (3)	4,973,000	7,505,000
Total adjusted Non-GAAP net income attributable to common shareholders	$13,457,000	$7,284,000
Non-GAAP net income per share:
Basic	$2.31	$1.26
Diluted	$1.76	$0.88
Average shares outstanding:
Basic	5,813,555	5,777,724
Diluted	7,949,496	9,095,209

(1)	Reversal of unrealized GAAP fair value gain on life insurance policies for current period.
(2)	Adjusted cost basis is increased to include interest, premiums and servicing fees that are expensed under GAAP (non-GAAP Investment Cost Basis).
(3)	Accrual of actuarial gain at the expected internal rate of return based on the non-GAAP Investment Cost Basis for the applicable period.

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